Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement no. 333-20829 of MarkWest Hydrocarbon, Inc. on Form S-8 of our report dated June 29, 2007, appearing in this Annual Report on Form 11-K of MarkWest Hydrocarbon, Inc. 401(k) Savings and Profit Sharing Plan for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Denver, CO

June 29, 2007